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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                                      Three Months Ended                  Nine Months Ended
                                                                      ------------------                  -----------------
                                                                   12/28/02       12/29/01            12/28/02        12/29/01
                                                                   --------       --------            --------        --------
Basic Net Earnings Applicable
  to Common Stock:

Net Earnings                                                    $      3,147  $       2,290   $            7,169 $           588
  Deduct Preferred Cash Dividends                                          6              6                   18              18
                                                                 ---------------------------------------------------------------
Net Earnings Applicable to
      Common Stock                                              $      3,141  $       2,284   $            7,151 $           570
                                                                ================================================================

Weighted Average Common Shares
  Outstanding for Basic Earnings
  per Share                                                            6,591          6,585                6,590           6,584
                                                                ================================================================

Basic Earnings Per Share                                        $        .48       $    .35   $             1.09  $          .09
                                                                ================================================================

Diluted Net Earnings Applicable to Common Stock:

Net Earnings Applicable to
  Common Stock                                                  $      3,141  $       2,284   $            7,151 $           570
Add Back Preferred Cash Dividends                                          5              5                   15              15
                                                                ----------------------------------------------------------------
Net Earnings Applicable to
      Common Stock                                              $      3,146  $       2,289   $            7,166 $           585
                                                                ================================================================

Weighted Average Common
  Shares Outstanding                                                   6,591          6,585                6,590           6,584
Effect of Convertible Preferred Stock                                  3,634          3,640                3,635           3,641
                                                                ----------------------------------------------------------------
Weighted Average Common Shares
  Outstanding for Diluted Earnings
  per Share                                                           10,225         10,225               10,225          10,225
                                                                ================================================================

Diluted Earnings Per Share                                      $      .31    $         .22    $             .70  $          .06
                                                                ================================================================
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